Exhibit 10.1

AVAYA INC. INVOLUNTARY SEPARATION PLAN FOR SENIOR EXECUTIVES

PLAN DOCUMENT

AND

SUMMARY PLAN DESCRIPTION

(EFFECTIVE May 16, 2018)

THIS DOCUMENT, LIKE ALL AVAYA PLANS, PERSONNEL POLICIES OR PRACTICES, IS NOT A CONTRACT OF EMPLOYMENT. IT IS NOT INTENDED TO CREATE, AND IT SHOULD NOT BE CONSTRUED TO CREATE, ANY CONTRACTUAL RIGHTS, EITHER EXPRESS OR IMPLIED, BETWEEN ANY PARTICIPATING COMPANY AND ITS EMPLOYEES. THE PRACTICES AND PROCEDURES DESCRIBED IN THIS DOCUMENT MAY BE CHANGED, ALTERED, MODIFIED OR DELETED AT ANY TIME, WITH OR WITHOUT PRIOR NOTICE.

EMPLOYMENT AT AVAYA IS “AT-WILL”. THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO QUIT THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON, AND AVAYA HAS THE RIGHT TO TERMINATE ANY EMPLOYEE, AT ANY TIME AND FOR ANY REASON.

IN THE EVENT THERE IS A CONFLICT BETWEEN STATEMENTS IN THIS SEPARATION PLAN AND THE TERMS OF ANY BENEFIT PLAN, POLICY, OR PRACTICE WITH RESPECT TO THE BENEFITS PROVIDED THEREIN, THE APPLICABLE BENEFIT PLAN, POLICY OR PRACTICE WILL CONTROL. THE BOARD OF DIRECTORS OF AVAYA HOLDINGS CORP. (OR ITS DELEGATE) RESERVES THE RIGHT, AT ANY TIME, TO MODIFY, SUSPEND, CHANGE, OR TERMINATE AVAYA’S BENEFIT PLANS, POLICIES OR PRACTICES.

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AVAYA INC. INVOLUNTARY SEPARATION PLAN FOR SENIOR EXECUTIVES

PLAN DOCUMENT
AND
SUMMARY PLAN DESCRIPTION

A. OVERVIEW

The Avaya Inc. Involuntary Separation Plan for Senior Executives (the “Plan”) is designed to provide a specific payment and certain benefit enhancements to eligible employees of Avaya Inc. (“Avaya” or the “Company”) and its affiliated companies and subsidiaries (collectively “Participating Companies”) whose employment is involuntarily terminated under conditions described in the Plan.

B. TYPE OF PLAN

Under Section 3 (1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), this Plan is classified and is to be interpreted as an employee welfare benefit plan for purposes of providing specified post-employment payments and other benefits.

C. PLAN PARTICIPATION

You are a participant in this Plan (a “Participant”) if you are a regular full-time Senior Executive who is on the active payroll of a Participating Company (including employees on loan to other organizations, receiving benefits under the Avaya Short Term Disability Plan (“STD”) or on a leave of absence with guaranteed reinstatement rights), and you have been designated “At Risk” under the Avaya Force Management Program (“FMP”) Guidelines in effect at that time. For the purposes of this Plan, “At Risk” under the FMP Guidelines means a company initiated termination other than for “cause,” which is defined as follows: (1) a material breach by the Participant of the Participant’s duties and responsibilities which is not promptly remedied after the Company gives the Participant written notice specifying such breach; (2) the commission by the Participant of a felony involving moral turpitude; (3) the commission by the Participant of theft, fraud, a material breach of trust or any material act of dishonesty involving any Participating Company; or (4) a significant violation by the Participant of the Company’s Code of Ethics and Business Conduct or of any statutory or common law duty of loyalty to any Participating Company.

A Participant who is eligible for or offered severance benefits under any employment agreement and/or a Company change in control plan or separate agreement is not entitled to benefits under this Plan. Notwithstanding the foregoing, a Participant may be a participant under this Plan and under the Avaya Inc. Change in Control Severance Plan (the “CIC Plan”); provided, however, that to the extent a Participant is eligible to receive benefits under the CIC Plan upon a termination of employment, such Participant will not be eligible to receive any payments or benefits under this Plan with respect to such termination of employment.

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For purposes of this Plan, “Senior Executive” shall mean (1) each senior executive of Avaya Holdings Corp. and/or Avaya Inc. who is, as determined from time to time by the Board of Directors of Avaya Holdings Corp., subject to the provision of Section 16 of the Securities Exchange Act of 1934, as amended, (2) other employees of the Company at a level of senior vice president or above or (3) other employees of the Company selected for participation at the discretion of the Compensation Committee of the Board of Directors of Avaya Holdings Corp.

D. ELIGIBILITY TO RECEIVE BENEFITS

If you are a Participant, you are eligible to receive the benefits described in Section F upon the involuntary termination of your employment pursuant to the terms of this Plan, on your Scheduled Off-Payroll Date as set forth in Section E.

E. SCHEDULED OFF-PAYROLL DATE

Your Scheduled Off-Payroll Date will be the date that is specified in the written notice you receive confirming your designation as “At Risk”, which date will typically be thirty (30) days from the date of that notice. You will not receive pay in lieu of floating holidays and designated holidays if these days are not taken prior to terminating employment, unless required by state law.

F. PLAN PAYMENT

Except as provided herein, the Post-Employment Payment described in this Section F of the Plan constitutes the exclusive post-employment payment that a Participant who is terminated under the FMP guidelines is entitled to receive and is provided in lieu of any post-employment benefits available under any other applicable severance plan, program or policy (statutory or otherwise), individually negotiated separation agreement or other individual arrangement of or with a Participating Company.

1. Post-Employment Payment

A Participant who becomes eligible to receive benefits under this Plan shall be entitled to receive a Post-Employment Payment under this Section F.1 in an amount equal to one hundred percent (100%) of such Participant’s final annual Base Salary plus Target Award under (i) the Avaya Inc. Executive Annual Incentive Plan (“EAIP”), (ii) the Avaya Inc. Annual Incentive Plan (“AIP”) or (iii) any successor plan (as applicable), as of the date of termination. In addition, if you were covered by the Avaya Inc. Medical Expense Plan for Salaried Employees (“Medical Expense Plan”) on your termination date and you elect COBRA coverage, the Company will pay your COBRA premium in excess of the active employee rate for twelve (12) months or until your COBRA period ends, if earlier.

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For the CEO only, the Post-Employment Payment (including the COBRA premium, if applicable) is as set forth in the CEO’s employment agreement and not as set forth in this Section F.1.

2. Annual Incentive

In accordance with the EAIP and the AIP, or any successor plans, an employee must be actively at work on the last day of the annual performance period to be eligible for payment. Actual payment, if any, may be subject to both Company and individual performance. In addition, a Participant will not be eligible to receive an award under the EAIP or AIP if he or she voluntarily terminates employment, or is involuntarily terminated for cause (defined above), before the award is paid.

3. Equity Awards

Vesting or cancellation of stock options, restricted stock units or other long-term awards granted prior to your actual termination date shall be in accordance with the terms and conditions of (a) the Avaya Holdings Corp. 2017 Equity Incentive Plan (as amended from time to time) or other long-term incentive plan or program pursuant to which you have been provided equity awards and (b) your respective award agreements.

4. Termination Agreement and Release

To receive your Post-Employment Payment, you must sign the Termination Agreement and Release to be provided separately and return it to the Executive Compensation Team of Avaya within thirty (30) days following your actual termination date, unless a longer review period is required by law. Subject to your execution and non-revocation of the Termination Agreement and Release, with all periods for revocation having expired, the Post-Employment Payment shall be paid in a lump sum by the 60th day following your termination of employment.

5. Section 409A

(a) This Plan is intended to comply with Section 409A of the Internal Revenue Code (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under

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this Plan shall be treated as a separate payment. Any payments to be made under this Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) Notwithstanding any other provision of this Plan, if any payment or benefit provided to a Participant pursuant to this Plan is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Participant’s termination of employment with the Participating Company or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of this Plan, if any payment or benefit is conditioned on the Participant's execution of the Termination Agreement and Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Participant’s termination of employment with the Participating Company and ending on the payment date if no delay had been imposed.
(c) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

G. WITHHOLDINGS

The amount of the Post-Employment Payment paid pursuant to this Plan is subject at the time of payment to the withholding of federal, state and local taxes, FICA (Social Security taxes), and FUTA and SUTA (unemployment taxes) and will be reported on IRS form W-2. Payment will not be reduced for contributions to, or be recognized under, any Avaya employee or executive benefit plan or program.

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H. PAYMENT UPON DEATH, DISABILITY OR LEAVE OF ABSENCE

1. Death

If you should die on or before your actual termination date, no payments will be made or benefits provided under this Plan. You will be treated as if you had died as an active employee and your estate or your beneficiaries will be entitled to the customary benefits payable upon the death of an active employee. If you should die after being placed “At Risk”, but before your actual termination date or before payment is made, your Post-Employment Payment, if applicable, will be made to your lawful spouse or, if you are not survived by a lawful spouse, to your estate in a single lump sum as soon as practicable after your death, provided you, your lawful spouse or the executor of your estate has signed and has not revoked a Termination Agreement and Release in accordance with the provision of Section F.4 of this Plan.

2. Disability and Leaves of Absence

If you are receiving disability benefits or you are on a leave of absence with a right to guaranteed reinstatement prior to terminating employment, any payments under this Plan to you shall be computed and paid as follows:

(a) Employees receiving disability benefits:

Coverage under the Company’s short-term and long-term disability programs generally ends on the last day of employment. No payment under this Plan will be made until your employment is formally terminated. Employees who may be entitled to continue receiving disability benefits (short-term or long-term), if any, post termination of employment must waive any such rights in order to receive the payment described in Section F. You cannot convert your disability coverage to an individual policy.

(b) Employees on a leave of absence with guaranteed right of reinstatement:

Payments computed under this Plan will not be payable until after your employment is formally terminated at the conclusion of your leave of absence.

I.    FORFEITURE

You will forfeit all or a portion of your payment and benefits, including the benefits listed under Section J, under the following circumstances:

1. Re-Employment

If, within six (6) months of your actual termination date, you become employed by: (i) Avaya, or (ii) any entity within Avaya’s controlled group of corporations

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within the meaning of Section 1563 of the Internal Revenue Code, or (iii) any other company which participates in Avaya’s U.S. pension plans, or (iv) any of the successors or assigns of any of them, you will be required to repay to Avaya that portion of the Post-Employment Payment which relates to the part of the year that you are re-employed. The portion you will be required to repay will be determined as follows: the Post-Employment Payment will be multiplied by a fraction, the numerator of which is the number of complete months (of the six (6) month period following your actual termination date) during which you were re-employed and the denominator of which is six (6).

2. Dispositions and Outsourcing

If, in connection with, as a result of or in anticipation of a disposition or a sale, directly or indirectly, of any portion of the stock or assets of Avaya or an outsourcing of any of Avaya’s products, services, processes or other business concerns you are offered at any time within the ninety (90) day period immediately following your termination of employment with the Participating Company an opportunity:

(a)    to perform services as an employee with the purchaser or service provider, then you must repay the entire Post-Employment Payment described in Section F.1 to the Company and will cease receiving benefits described in Section J effective as of the date of such offer; or

(b)    to render services to a purchaser or service provider as an independent contractor, consultant or in any other non-employment capacity, full– or part- time, and you provide such services and receive compensation for such services, then you must repay a portion of the Post-Employment Payment described in Section F.1 to the Company in an amount equal to the amount of compensation received by you for performing such services during the six-month period immediately following your termination date.

3. Engaging in Inappropriate Conduct

Notwithstanding any other provision of this Plan, if, as determined by the CEO, or his or her delegate, with the advice and counsel of the Law Department of Avaya, you engage, while you are a Participant, in any action or inaction that constitutes “cause” as defined in Section C or a violation of your post-employment obligations (including, but not limited to, your obligation not to disclose the Participating Companies’ private, confidential, or proprietary information, non-solicitation and non-competition, where applicable), you shall not be entitled to receive any Post-Employment Payment or benefits, or if payment has been made, you will be required to repay the Post-Employment Payment in its entirety to the Company.

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J. MEDICAL, LIFE INSURANCE, AND OTHER BENEFITS

1.	Summary of Benefits

The provisions regarding medical, dental, and life insurance coverages are outlined in a “Severance Plan Benefits Summary” that will be provided at separation, as the provisions may change over time. For a description of the provisions of such coverages, including administration of or rights of Participants under any of Avaya’s health (including COBRA rights) or life insurance plans, please consult the applicable plan documents, which control, and the respective Summary Plan Descriptions for active and retired employees. In the event there is a conflict between the material in this Plan or the Severance Plan Benefits Summary and the terms of the respective benefit plan documents, the benefit plan documents will control and govern the operation of such plans. Avaya reserves the right to modify, suspend or terminate the benefit plans at any time and without prior notice to Participants.

If you are eligible to retire with a service pension under the service based program of the Avaya Inc. Pension Plan for Salaried Employees, health and life insurance coverage will be available under the provisions that normally apply to retiring service pensioners.

All other Senior Executive perquisites, if any, will end as of your last day on the active payroll.

2. End of Coverage

Other than as extended by COBRA and as shown in the provided “Severance Plan Benefits Summary,” all coverage ceases at the end of the month in which your employment terminates. Notwithstanding the above, all coverage set forth above automatically ends when you become eligible for group coverage under another plan of any other employer or other organization.

3. Other Benefit Plan Agreements

If you were an employee of any entity at the time that the stock or assets of such entity were acquired by the Company, and you became an employee of the Company through such acquisition, any agreements entered into by the Company, which apply to Participants, that are in effect at the time of your termination of employment will control, where relevant, with respect to the benefits available to you under the Plan.

K. BENEFIT CLAIM AND APPEAL PROCEDURES

1. Claim Procedure

Any Participant in the Plan, or a person duly authorized by a Participant, may file a claim in writing for benefits under this Plan if the Participant believes he or she

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has not received benefits to which he or she was entitled under the Plan. Such a claim may only relate to a matter under the Plan and not any matter under the FMP Guidelines or any other Participating Company policy, practice or guideline.

The written claim must be sent to the Executive Compensation Team of Avaya at 4655 Great America Parkway, Santa Clara, CA 95054. The written claim should be sent within sixty (60) days of the date of the occurrence of facts giving rise to the claim.

If the claim is denied, in whole or in part, the claimant will receive written notice from the Chief Financial Officer, the General Counsel, or one of their respective delegates. The information will be provided within ninety (90) days of the date the claim was received.

The written notice will include:

•	the specific reason or reasons for the denial;

•	specific reference to pertinent Plan provisions on which the denial was based;

•	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

•	appropriate information as to the steps to be taken if the Participant, spouse, heirs or estate or representative desires to submit the claim for review.

In some cases, more than ninety (90) days may be needed to make a decision. In such cases, the claimant will be notified in writing, within the initial 90-day period, of the reason more time is needed. An additional ninety (90) days may be taken to make the decision if the claimant is sent such a notice. The extension notice will show the date by which the decision will be sent. If no response is received within the 90-day period, the claim is considered denied.

2. Appeal Procedure

A claimant may use this procedure to appeal a denied claim if:

•	no reply at all is received by the claimant within ninety (90) days after filing the claim;

•	a notice has extended the time an additional ninety (90) days and no reply is received within 180 days after filing the claim; or

•	written denial of the claim for benefits or other matters is received within the proper time limit and the claimant wishes to appeal the written denial.

If a claim for benefits is denied, in whole or in part, either expressly or by virtue of the Participant not having received a reply, the Participant, or other duly authorized person may appeal the denial in writing within sixty (60) days after the denial is or should have been received. Written request for review of any denied claim or any other disputed matter should be sent directly to Avaya Inc. Attn: Employee Benefits Committee, 4655 Great America Parkway, Santa Clara, CA 95054

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The Avaya Inc. Employee Benefits Committee (the “EBC”) serves as the final review committee under the Plan for all Participants. The EBC has sole and complete discretionary authority to determine conclusively for all parties and in accordance with the terms of the documents or instruments governing the Plan, and all questions arising from the administration of the Plan and interpretation of all plan provisions, determination of all questions relating to participation of eligible employees and eligibility for benefits, determination of all relevant facts, the amount and type of benefits payable to any Participant, spouse, heirs or estate, and the construction of all terms of the Plan. All determinations and decisions of the EBC are conclusive and binding on all parties and not subject to further review.

Unless the EBC sends notice in writing that the claim is a special case needing more time, the EBC will conduct a review and decide on the appeal of the denied claim within sixty (60) days after receipt of the written request for review. If more time is required to make a decision, the EBC may have an additional sixty (60) days, for a total of 120 days, to make its decision.

If the claimant sends a written request of a denied claim, the claimant has the right to:

(i)	Review pertinent Plan documents which may be obtained by following the procedures described in this Plan document, and

(ii)	Send to the EBC a written statement of the issues and any other documents in support of the claim for benefits or other matters under review.

The EBC decision shall include specific reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision is based. If the EBC does not give its decision on review within the appropriate time span, the claimant may consider the claim denied.

Please note that the Plan requires that a Participant pursue all the claim and appeal rights described above before seeking any other legal recourse regarding claims for benefits.

3. Limitations on Legal Action

The Plan has its own statute of limitations. No legal action concerning your right to benefits under the Plan may be commenced later than 365 days after your termination of employment. This means that if you believe that you are entitled to benefits under the Plan, you must file a claim for benefits or seek any other available legal recourse within 365 days of your termination of employment.

L. ERISA RIGHTS STATEMENT

All employees eligible for benefits under this Plan are Plan Participants. Participants in this Plan are entitled to certain rights and protection under ERISA. ERISA provides that all Plan Participants shall be entitled to examine, without charge, at the office of the Plan Administrator, at 4655 Great America Parkway, Santa Clara, CA 95054, the Plan

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documents and obtain copies of all documents filed by this Plan with the U.S. Department of Labor. A reasonable fee or charge may be imposed for such copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefits plans. The people who operate this Plan, called "fiduciaries" of this Plan, have a duty to do so prudently and in the interest of all Plan Participants. No one, including a Participant's employer or any other person may fire or otherwise discriminate against a Participant in any way for the purpose of preventing a Participant from obtaining a benefit or exercising rights under ERISA. If any claim for a Plan benefit is denied, in whole or in part, the person whose claim was denied must receive a written explanation of the reason for the denial. Such a person has the right to have the Chief Financial Officer, the General Counsel, or one of their respective delegates and/or the EBC review and reconsider that claim (see Section K, entitled "Benefit Claim and Appeal Procedures").

Under ERISA, there are steps to take to enforce the above rights. For instance, if materials from this Plan are requested but not received within thirty (30) days, the person making the request may file suit in a federal court. In such cases, the court may require the Participating Company to provide the materials and pay that person up to $110 a day until the materials are received, unless they were not sent because of reasons beyond the control of the Company. Anyone whose claim for benefits is denied after final review or ignored, in whole or in part, may file suit in a state or federal court. Anyone who is discriminated against for asserting rights under this Plan may seek assistance from the U.S. Department of Labor or may file suit in a federal court, but an action relating to a claim for benefits may not be filed prior to exhausting the claim and appeal procedure under this Plan. The court will decide who will pay court costs and legal fees. If that person is successful, the court may order the party that was sued to pay these costs and fees. If that person loses, the court may order him or her to pay these costs and fees if, for example, it finds that the claim was frivolous.

Anyone who has questions about this Plan should contact the Plan Administrator, Executive Compensation Team at 4655 Great America Parkway, Santa Clara, CA 95054. Anyone who has questions about this statement of Participants' rights, or about rights under ERISA, should contact the nearest office of the U.S. Labor - Management Services Administration, Department of Labor.

M. PLAN ADMINISTRATOR

Avaya Inc., 4655 Great America Parkway, Santa Clara, CA 95054, is the Plan Administrator of the Plan. Avaya and each of its subsidiary companies that are covered by the Plan have delegated administrative authority and responsibility to the Avaya Inc. Employee Benefits Committee (“EBC”). The EBC is located at Avaya Inc., 4655 Great America Parkway, Santa Clara, CA 95054.

N. EMPLOYER AND PLAN IDENTIFICATION NUMBERS

This Plan is identified by the following number under Internal Revenue Service rules:

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Employer ID # 22-3713430 assigned by the IRS.

Plan # 531 assigned by Avaya.

O. AMENDMENT AND TERMINATION

Pursuant to Section 402(b)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Board of Directors of Avaya Holdings Corp. ("Board”), or its authorized representative pursuant to delegated authority ("Delegate"), may from time to time amend, modify or change this Plan at any time, and the Board or its Delegate may terminate this Plan at any time. Plan amendments may include, but are not limited to, elimination or reduction in the level or type of benefits provided to any class or classes of employees (and their spouses and dependents).

P. PLAN DOCUMENTS

This document is both the Summary Plan Description and the official Plan document which regulates the operation of this Plan.

Q. LEGAL PROCESS

Process can be served on the Plan or Avaya Inc., as Plan Administrator, by directing such legal service to Avaya Inc., 4655 Great America Parkway, Santa Clara, CA 95054, Attention: Executive Compensation Team.

R. ASSIGNMENT OR ALIENATION

No payment or benefits under this Plan or any right or interest in such payments or benefits shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, claims of creditors, garnishment, pledge, execution, attachment or encumbrance of any kind, including, but not limited to, pursuant to any domestic relations order (within the meaning of Section 206(d)(3) of ERISA and Section 414(p)(1)(B) of the Internal Revenue Code) and any such attempted disposition shall be null and void. The payment and benefits hereunder or the right to receive future payment or benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, executed upon, encumbered, or subjected to any charge or legal process; no interest or right to receive a payment or benefit may be taken either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligation or claims against such person or entity, including judgment or claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

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S.    TERMS AND CONDITIONS OF EMPLOYMENT

This document is not a contract of employment. It is not intended to create, and it should not be construed to create, any contractual rights, either express or implied, between you and any Participating Company. The employment relationship between the Participating Companies and the employees covered by the Plan is “at-will”. This means that employees have the right to quit their employment at any time and for any reason, and the Participating Companies reserve the right to terminate any employee’s employment, with or without cause, at any time for any reason.

T.	FUNDING

Payments made under the Plan will be paid out of the general assets of the Company.

U.	CONTROLLING LAW

The Plan shall be construed, administered and governed according to the laws of the State of Delaware, except to the extent preempted by federal law, which shall in that case control.

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In witness whereof the Company has caused this Plan to be effective as of the 16th day of May, 2018.

AVAYA INC.

By:    /s/ Patrick J. O’Malley, III            May 16, 2018_______
Patrick J. O’Malley, III             Date
Senior Vice President and
Chief Financial Officer

Attest:    _/s/ Shefali Shah________            May 16, 2018_______
Shefali Shah                      Date
Senior Vice President, Chief
Administrative Officer and General Counsel

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